Exhibit 99

For Immediate Release

Allstate Reports 16.3% Increase in Net Income EPS and
12.9% Increase in Operating Income EPS for 2005 Second Quarter; Increases Earnings Guidance

NORTHBROOK, Ill., July 20, 2005 – The Allstate Corporation (NYSE: ALL) today reported for the second quarter of 2005:

	Consolidated Highlights(1)
	Three Months Ended June 30,
(in millions, except per share amounts	Est.		Change
and ratios)	2005	2004	$ Amt	%

Consolidated revenues	$8,791	$8,304	$487	5.9
Net income	1,149	1,034	115	11.1
Net income per diluted share	1.71	1.47	0.24	16.3
Operating income(1)	1,117	1,036	81	7.8
Operating income per diluted share(1)	1.66	1.47	0.19	12.9
Property-Liability combined ratio	85.2	86.3	—	(1.1	) pts.
Book value per diluted share	33.48	29.55	3.93	13.3
Return on equity	16.1	17.2	—	(1.1	) pts.
Operating income return on equity(1)	17.3	20.0	—	(2.7	) pts.

•                  Property-Liability premiums written(1) grew 3.7% over the second quarter of 2004, driven by an increase in Allstate brand standard auto and homeowners premiums written, which grew 5.3% and 8.1%, respectively.  Premiums written grew 4.5% adjusted for the cost of excess catastrophe reinsurance programs and business ceded to Universal Insurance Company of North America (“Universal”).  Allstate brand standard auto and homeowners policies in force (“PIF”) increased 4.2% and 5.4%, respectively, from June 30, 2004 levels.

•                  Property-Liability underwriting income(1) increased 11.9% over the second quarter of 2004 to $994 million, due to increased premiums earned, continued favorable auto and homeowners loss frequencies, lower catastrophes and favorable prior year reserve reestimates, partially offset by an accrual for the anticipated settlement of a worker classification lawsuit.

•                  Pre-tax catastrophe losses totaled $146 million in the second quarter of 2005 compared to $248 million in the second quarter of 2004.  The effect of catastrophe losses on the combined ratio was 2.2 points in the second quarter of 2005 compared to 3.8 points in the second quarter of 2004.  The effect of catastrophes on net income per diluted share was $0.14 in the second quarter of 2005 compared to $0.23 in the second quarter of 2004.  Catastrophe losses in the second quarter of 2005 include an accrual of $43 million ($28 million after-tax and $0.04 per diluted share) for anticipated assessments from Citizens Property Insurance Corporation (“Citizens”) in the state of Florida.  This assessment is expected to be partially recovered through premiums written in the state later this year and into 2006. The Citizens assessment along with the accrual for the anticipated settlement of a worker classification lawsuit impacted the combined ratio by 2.4 pts in the second quarter.

•                  Allstate Financial operating income for the quarter was $137 million, an increase of 8.7% over the second quarter of 2004.  Premiums and deposits(1) were $4.03 billion, a decrease of 5.9% over the second quarter of 2004.

•                  Allstate’s annual operating income per diluted share guidance for 2005 (assuming the level of average expected catastrophe losses used in pricing for the remainder of the year) is in the range of $6.00 to $6.40, compared to the previously announced range of $5.40 to $5.80.

(1) Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“Allstate has turned in another very strong quarterly performance,” said Edward M. Liddy, chairman and CEO of The Allstate Corporation. “We continued to generate profitable growth accompanied by attractive returns on equity while, at the same time, continuing our disciplined capital management activities.  Solid growth in book value per share is a good indicator of the value we are creating for our shareholders.

“Our property-liability business earned an impressive $994 million in underwriting income, which is an 11.9% increase over the second quarter of 2004.  A relatively mild quarter for catastrophe losses and a continuation of favorable frequencies for auto and homeowners helped generate this outstanding result.

“We are pleased with the growth in net premiums written for Allstate Protection in the quarter, particularly given the catastrophe risk management strategies we implemented in a few key markets and the substantial reinsurance purchases we made in the quarter.  Premiums written were up 3.8% compared to the second quarter of 2004 with Allstate brand standard auto and homeowner premiums written serving as the key drivers increasing 5.3% and 8.1%, respectively, over the prior year quarter.  In a climate of relatively stable pricing and a more competitive marketplace, we believe this is a good result.

Total policies in force for Allstate brand personal lines grew 3.4% compared to the end of the second quarter of 2004.  Policies in force for Allstate brand standard auto and homeowners grew 4.2% and 5.4%, respectively, compared to the second quarter of 2004.

“Our retention ratio for Allstate brand standard auto and homeowners remains strong at 90.8 and 88.3, respectively, compared to 91.0 and 88.2 in the second quarter of 2004.  We also continued our rollout of Allstate® Your Choice Auto Insurance, an innovative new auto insurance product, which provides even more choice for auto insurance customers.  This product is now available in a total of nine states after six new states came online in the second quarter of 2005 and we are on target for the product to be in a majority of the country by the end of 2005.

“Our rollout of SRM IV, the company’s newest generation underwriting and pricing process for auto insurance, remains on track to be in a majority of states before the end of the year. As evidenced by our results, tiered pricing allows us to segment risks with even more sophistication while helping us achieve the profitable growth we seek.

“Allstate Financial turned in an improved performance for the quarter.  Operating income of $137 million was 8.7% over the second quarter of 2004, driven by lower expenses and investment margin growth.  Premiums and deposits of $4.0 billion decreased 5.9% from the prior year due to reduced institutional product sales and market interest rates decreasing the competitiveness of fixed annuities.  Allstate Financial’s primary focus is improving returns and then profitably growing the business in those product lines and distribution channels where acceptable returns can be achieved.

“The challenging interest rate climate has consumers considering alternative savings vehicles such as money market funds and short- and medium-term CDs because they have become more competitive with fixed annuities.  If this continues, we expect the fixed annuity market to contract in the near term.  With Allstate Financial remaining disciplined in pricing to meet our return objectives, fixed annuity sales may decline temporarily until the interest rate environment improves.

“We continued to make significant progress on our share repurchase program in the quarter, buying back 14.0 million shares at $796 million.  For the first half of the year, we have bought back a total of 27.4 million shares at $1.5 billion toward the current $4.0 billion share repurchase program.

“Our new leadership structure, with Tom Wilson as president and chief operating officer, responsible for all insurance operations, is off to a great start. Finally, our performance for the first half of 2005 was excellent and I remain confident about our prospects for the future. Thus, we have raised our annual operating income earnings per diluted share guidance for 2005 to a range of $6.00 to $6.40.”

Consolidated Highlights

	Three Months Ended June 30,		Six Months Ended June 30,		Discussion of Results for the Three Months Ended June 30, 2005
($ in millions, except per share and return amounts)	Est. 2005	2004	Est. 2005	2004

Consolidated revenues	$8,791	$8,304	$17,496	$16,615	• Growth of Property-Liability premiums earned, higher net investment income and higher net realized capital gains, partially offset by lower life and annuity premiums and contract charges.

Operating income	1,117	1,036	2,257	2,056	• Increase in Property-Liability operating income of $66 and Allstate Financial operating income of $11.

Realized capital gains and losses, after-tax	87	23	167	143	• See the Components of Realized Capital Gains and Losses (pretax) table.

DAC and DSI amortization relating to realized capital gains and losses, after-tax	(43)	(3)	(104)	(13)	• Amortization related to certain realized capital gains.

Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)

Net income	1,149	1,034	2,272	1,983	• Increase in Property-Liability and Allstate Financial operating income.

Net income per share (diluted)	1.71	1.47	3.35	2.81

Operating income per share (diluted)	1.66	1.47	3.33	2.91

Net shares outstanding	660.9	695.1	660.9	695.1	• During the second quarter of 2005, Allstate purchased 14.0 million shares of its stock for $796 million.

Weighted average shares outstanding (diluted)	672.6	704.5	677.8	706.8

Return on equity	16.1	17.2	16.1	17.2	• Decrease due to third quarter of 2004 hurricane incurred losses. See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.

Operating income return on equity	17.3	20.0	17.3	20.0	• Decrease due to third quarter of 2004 hurricane incurred losses. See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.

Book value per diluted share	33.48	29.55	33.48	29.55	• At June 30, 2005 and 2004, net unrealized gains on fixed income securities totaling $2,059 and $1,271, respectively, represented $3.08 and $1.81, respectively, of book value per diluted share.

•                  Book value per diluted share increased 13.3% compared to June 30, 2004.  Book value per diluted share excluding the net impact of unrealized net capital gains on fixed income securities(1) was $30.40 at June 30, 2005, reflecting increases of 9.6% and 6.2% compared to June 30, 2004 and December 31, 2004, respectively.

Property-Liability Highlights

	Three Months Ended June 30,		Six Months Ended June 30,		Discussion of Results for the Three Months Ended June 30, 2005
($ in millions, except ratios)	Est. 2005	2004	Est. 2005	2004

Property-Liability net premiums written	$6,993	$6,741	$13,575	$13,074	• See the Property-Liability Premiums Written by Market Segment table.

Property-Liability revenues	7,288	7,012	14,521	13,998	• Premiums earned increased $276 or 4.3%.

Underwriting income / (loss)	994	888	1,975	1,753

•                  Higher premiums earned, continued favorable auto and homeowners loss frequencies, lower catastrophes and favorable prior year reserve reestimates, partially offset by an accrual for the anticipated settlement of a worker classification lawsuit. See the Allstate Protection Market Segment Analysis table.

Net investment income	443	443	879	867	• Higher portfolio balances due to positive cash flows from operations and higher partnership income, partially offset by lower yields.

Operating income	1,002	936	2,021	1,848	• Increase of $69 in underwriting results, after-tax.

Realized capital gains and losses, after-tax	71	71	149	203	• See the Components of Realized Capital Gains and Losses (pretax) table.

Net income	1,073	1,007	2,170	2,051	• Higher operating income.

Catastrophe losses	146	248	310	350

Ratios:

Property-Liability combined ratio	85.2	86.3	85.3	86.3

Effect of Discontinued Lines and Coverages on combined ratio	0.3	5.0	0.3	2.5

Allstate Protection combined ratio	84.9	81.3	85.0	83.8

Effect of catastrophe losses on combined ratio	2.2	3.8	2.3	2.7

•                  Allstate brand standard auto and homeowners PIF increased 4.2% and 5.4%, respectively, from June 30, 2004 levels, compared to increases of 4.9% and 6.0%, respectively, in the first quarter of 2005 over the first quarter of 2004.  PIF results in this release exclude impacts from Allstate Canada.

•                  The retention ratio for the Allstate brand standard auto and homeowners was 90.8 and 88.3, respectively, compared to 91.0 and 88.2 in the prior year second quarter.  Retention ratios in this release exclude impacts of Allstate Canada.

•                  New business premiums for the Allstate brand standard auto and homeowners declined 1.7% and 9.6%, respectively, as compared to the second quarter of 2004, primarily due to declines in certain markets from proactive risk management actions and competitive pressures.

•                  Standard auto new business premiums grew 2.1% excluding New Jersey and Florida.  In New Jersey, we continue to experience a decline due to new entrants in the market.  In Florida, we continue to experience a decline due to decreased cross-selling opportunities from our homeowners business.  New business premiums, which represented 9.0% of the total standard auto premiums written, increased in approximately 60% of the states.

•                  Homeowners new business premiums grew 3.0% excluding Florida, California and New York.  Declines in these markets are due to our catastrophe risk management strategies.  New business premiums, which represented 12.8% of the total homeowners premiums written, increased in approximately 70% of the states.

We will continue our disciplined risk and pricing approach, seeking profitable growth on a market-by-market basis.

•                  Two new homeowners reinsurance programs related to our risk management strategies commenced during the second quarter of 2005, impacting premiums written.

•                  We entered into multi-year reinsurance treaties, effective June 1, 2005, that cover excess catastrophe losses in 7 states, including Florida, New York, New Jersey, Connecticut, Texas, North Carolina and South Carolina.  The cost of these treaties is approximately $190 million per year, or $48 million per quarter.  The previous treaties had a quarterly impact on premiums written of $23 million.  The second quarter impact of these treaties on premiums written was $30 million and $5 million in 2005 and 2004, respectively.

•                  We also reached a definitive agreement for a portion of our existing Allstate Floridian customers to have new policies available from Universal when their existing policies expire and are not renewed.  This program includes approximately 95,000 policyholders, or approximately 1% of Allstate brand homeowners PIF.  We are also ceding premiums and losses on these policies during the period beginning March 1, 2005 to their expiration date.  The impact of this agreement on the second quarter premiums written was $24 million.  PIF is expected to be adversely impacted beginning in the third quarter of 2005 and during 2006.

Our risk management strategies have decreased our catastrophic risk in the state of Florida, including our expected per storm retention from the Florida Hurricane Catastrophe Fund.  For the current year, our expected retention for qualifying personal property losses per storm is an estimated $233 million for the two largest hurricanes and $78 million for other hurricanes.  This compares to our per storm retention of $312 million during the prior year.  We continue to consider other enterprise risk management actions including the expanded use of alternative markets and the acquisition of additional reinsurance to cover our major catastrophe risks such as hurricanes and earthquakes, including assessments from the California Earthquake Authority.

•                  Because Hurricane Dennis, which struck portions of Florida and the gulf coast beginning on July 10, has only recently occurred, its impact on the company and its subsidiaries cannot be fully determined at this time.

Allstate Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,		Discussion of Results for the Three Months Ended June 30, 2005
($ in millions)	Est. 2005	2004	Est. 2005	2004

Premiums and deposits	$4,032	$4,284	$8,011	$7,739	• See the Allstate Financial Premiums and Deposits table.
Allstate Financial revenues	1,469	1,276	2,909	2,570	• Higher investment income and realized net capital gains, partially offset by lower life and annuity premiums and contract charges.
Operating income	137	126	286	258	• Lower operating costs and expenses. The second quarter of 2004 included a $10 charge, after-tax, related to loss experience on certain credit insurance policies and restructuring charges.
Realized capital gains and losses, after-tax	15	(43)	16	(57)	• See the Components of Realized Capital Gains and Losses (pretax) table.
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(43)	(3)	(104)	(13)	• Amortization related to certain realized capital gains.

Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)

Net income (loss)	97	58	150	(15)	• Higher realized net capital gains, after-tax, and higher operating income, partially offset by DAC and DSI amortization.

•                  Investments including Separate Account assets as of June 30, 2005 increased 13.6% over June 30, 2004 primarily due to sales of fixed annuities and funding agreements.

•                  As of June 30, 2005, 75% of our interest-sensitive life and fixed annuity contracts, excluding market value adjusted annuities, have a guaranteed crediting rate of 3% or higher.  Of these contracts, 76% have crediting rates that are at the minimum as of June 30, 2005.  For all interest-sensitive life and fixed annuity contracts, excluding market value adjusted annuities, the approximate difference between the weighted average crediting rate and the average guaranteed crediting rate is 49 basis points as of June 30, 2005 compared to 51 basis points as of March 31, 2005.

•                  New sales of financial products by Allstate exclusive agencies increased 13.5% over the second quarter of 2004 to $588 million.

•                  Variable annuity premiums and deposits were $459 million in the quarter, an increase of 4.6% over the prior year and 13.6% over the first quarter of this year.  Recent enhancements to the underlying investment funds, the guaranteed accumulation benefit, the new guaranteed withdrawal benefit and our new marketing approach are beginning to have a positive impact.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions, except per share data)	Est. 2005	2004	Percent Change	Est. 2005	2004	Percent Change

Revenues
Property-liability insurance premiums	$6,736	$6,460	4.3	$13,420	$12,831	4.6
Life and annuity premiums and contract charges	499	504	(1.0)	1,020	1,000	2.0
Net investment income	1,423	1,299	9.5	2,807	2,573	9.1
Realized capital gains and losses	133	41	—	249	211	18.0
Total revenues	8,791	8,304	5.9	17,496	16,615	5.3

Costs and expenses
Property-liability insurance claims and claims expense	4,114	4,021	2.3	8,177	8,007	2.1
Life and annuity contract benefits	403	378	6.6	814	773	5.3
Interest credited to contractholder funds	585	480	21.9	1,176	950	23.8
Amortization of deferred policy acquisition costs	1,201	1,072	12.0	2,397	2,127	12.7
Operating costs and expenses	753	770	(2.2)	1,553	1,503	3.3
Restructuring and related charges	8	16	(50.0)	26	27	(3.7)
Interest expense	82	73	12.3	166	147	12.9
Total costs and expenses	7,146	6,810	4.9	14,309	13,534	5.7

Loss on disposition of operations	(4)	(8)	50.0	(8)	(11)	27.3

Income from operations before income tax expense and cumulative effect of change in accounting principle, after-tax	1,641	1,486	10.4	3,179	3,070	3.6

Income tax expense	492	452	8.8	907	912	(0.5)

Income before cumulative effect of change in accounting principle, after-tax	1,149	1,034	11.1	2,272	2,158	5.3

Cumulative effect of change in accounting principle, after-tax	—	—	—	—	(175)	100.0

Net income	$1,149	$1,034	11.1	$2,272	$1,983	14.6

Net income per share - Basic	$1.72	$1.47		$3.38	$2.82

Weighted average shares - Basic	666.5	700.0		672.1	702.3

Net income per share - Diluted	$1.71	$1.47		$3.35	$2.81

Weighted average shares - Diluted	672.6	704.5		677.8	706.8

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions, except per share data)	Est. 2005	2004	Percent Change	Est. 2005	2004	Percent Change

Contribution to income

Operating income before the impact of restructuring and related charges	$1,122	$1,047	7.2	$2,274	$2,074	9.6
Restructuring and related charges, after-tax	5	11	(54.5)	17	18	(5.6)

Operating income	1,117	1,036	7.8	2,257	2,056	9.8

Realized capital gains and losses, after-tax	87	23	—	167	143	16.8
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(43)	(3)	—	(104)	(13)	—
Non-recurring increase in liability for future benefits, after-tax (1)	—	—	—	(22)	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(7)	(42.9)	(22)	(11)	(100.0)
Loss on disposition of operations, after-tax	(2)	(15)	86.7	(4)	(17)	76.5
Cumulative effect of change in accounting principle, after-tax	—	—	—	—	(175)	100.0

Net income	$1,149	$1,034	11.1	$2,272	$1,983	14.6

Income per share (Diluted)

Operating income before the impact of restructuring and related charges	$1.66	$1.48	12.2	$3.35	$2.93	14.3
Restructuring and related charges, after-tax	—	0.01	(100.0)	0.02	0.02	—

Operating income	1.66	1.47	12.9	3.33	2.91	14.4

Realized capital gains and losses, after-tax	0.12	0.03	—	0.24	0.20	20.0
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(0.06)	(0.01)	—	(0.15)	(0.02)	—
Non-recurring increase in liability for future benefits, after-tax (1)	—	—	—	(0.03)	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.01)	—	—	(0.03)	(0.01)	—
Loss on disposition of operations, after-tax	—	(0.02)	100.0	(0.01)	(0.02)	50.0
Cumulative effect of change in accounting principle, after-tax	—	—	—	—	(0.25)	100.0

Net income	$1.71	$1.47	16.3	$3.35	$2.81	19.2

Book value per share - Diluted	$33.48	$29.55	13.3	$33.48	$29.55	13.3

(1)      The non-recurring increase in liability for future benefits is for a discontinued benefit plan.

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended June 30, 2005 (Est.)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Valuation of derivative instruments	$(14)	$(11)	$—	$(25)
Settlements of derivative instruments	(7)	(17)	—	(24)
Dispositions	134	58	—	192
Write-downs	(4)	(6)	—	(10)

Total	$109	$24	$—	$133

	Six Months Ended June 30, 2005 (Est.)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Valuation of derivative instruments	$(27)	$(69)	$—	$(96)
Settlements of derivative instruments	3	9	—	12
Dispositions	260	98	2	360
Write-downs	(14)	(13)	—	(27)

Total	$222	$25	$2	$249

	Three Months Ended June 30, 2004
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Valuation of derivative instruments	$8	$(10)	$—	$(2)
Settlements of derivative instruments	(4)	8	—	4
Dispositions	113	(48)	(6)	59
Write-downs	(8)	(11)	(1)	(20)

Total	$109	$(61)	$(7)	$41

	Six Months Ended June 30, 2004
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Valuation of derivative instruments	$(3)	$(26)	$(1)	$(30)
Settlements of derivative instruments	(15)	—	(1)	(16)
Dispositions	333	(12)	(2)	319
Write-downs	(15)	(46)	(1)	(62)

Total	$300	$(84)	$(5)	$211

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2005	2004	Est. 2005	2004

Property-Liability
Premiums written	$6,993	$6,741	$13,575	$13,074

Premiums earned	$6,736	$6,460	$13,420	$12,831
Claims and claims expense (2)	4,114	4,021	8,177	8,007
Amortization of deferred policy acquisition costs	1,020	949	2,032	1,873
Operating costs and expenses	600	590	1,210	1,175
Restructuring and related charges	8	12	26	23
Underwriting income	994	888	1,975	1,753

Net investment income	443	443	879	867
Income tax expense on operations	435	395	833	772

Operating income	1,002	936	2,021	1,848

Realized capital gains and losses, after-tax	71	71	149	203
Net income	$1,073	$1,007	$2,170	$2,051

Catastrophe losses	$146	$248	$310	$350

Operating ratios
Claims and claims expense ratio (2)	61.1	62.3	60.9	62.4
Expense ratio	24.1	24.0	24.4	23.9
Combined ratio	85.2	86.3	85.3	86.3

Effect of catastrophe losses on combined ratio	2.2	3.8	2.3	2.7

Effect of restructuring and related charges on combined ratio	0.1	0.2	0.2	0.2

Effect of Discontinued Lines and Coverages on combined ratio	0.3	5.0	0.3	2.5

Allstate Financial
Premiums and deposits	$4,032	$4,284	$8,011	$7,739
Investments including Separate Accounts assets	$91,737	$80,734	$91,737	$80,734

Premiums and contract charges	$499	$504	$1,020	$1,000
Net investment income	946	833	1,864	1,654
Periodic settlements and accruals on non-hedge derivative instruments	16	12	35	18
Contract benefits	403	378	814	773
Interest credited to contractholder funds	578	478	1,144	947
Amortization of deferred policy acquisition costs	122	120	237	237
Operating costs and expenses	152	177	312	322
Restructuring and related charges	—	4	—	4
Income tax expense on operations	69	66	126	131

Operating income	137	126	286	258

Realized capital gains and losses, after-tax	15	(43)	16	(57)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(43)	(3)	(104)	(13)
Non-recurring increase in liability for future benefits, after-tax (1)	—	—	(22)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(7)	(22)	(11)
Loss on disposition of operations, after-tax	(2)	(15)	(4)	(17)
Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)

Net income (loss)	$97	$58	$150	$(15)

Corporate and Other
Net investment income	$34	$23	$64	$52
Operating costs and expenses	83	76	169	153
Income tax benefit on operations	(27)	(27)	(55)	(51)
Operating loss	(22)	(26)	(50)	(50)

Realized capital gains and losses, after-tax	1	(5)	2	(3)
Net loss	$(21)	$(31)	$(48)	$(53)

Consolidated net income	$1,149	$1,034	$2,272	$1,983

(1)          The non-recurring increase in liability for future benefits is for a discontinued benefit plan.

(2)          For the three months ended June 30, 2005, claims and claims expense and claims and claims expense ratio includes the effect of $120 million or 1.8 points related to an accrual for an anticipated settlement of a worker classification lawsuit challenging the overtime exemption claimed by the Company under California wage and hour laws.

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions)	2005	Est. 2004	Percent Change	Est. 2005	2004	Percent Change

Property-Liability Underwriting Summary
Allstate Protection	$1,019	$1,207	(15.6)	$2,009	$2,077	(3.3)
Discontinued Lines and Coverages	(25)	(319)	92.2	(34)	(324)	89.5
Underwriting income	$994	$888	11.9	$1,975	$1,753	12.7

Allstate Protection Underwriting Summary
Premiums written	$6,993	$6,740	3.8	$13,574	$13,072	3.8
Premiums earned	$6,739	$6,458	4.4	$13,421	$12,828	4.6
Claims and claims expense (1)	4,094	3,703	10.6	8,149	7,685	6.0
Amortization of deferred policy acquisition costs	1,020	948	7.6	2,032	1,872	8.5
Operating costs and expenses	598	588	1.7	1,205	1,171	2.9
Restructuring and related charges	8	12	(33.3)	26	23	13.0
Underwriting income	$1,019	$1,207	(15.6)	$2,009	$2,077	(3.3)

Catastrophe losses	$146	$248	(41.1)	$310	$350	(11.4)

Operating ratios
Claims and claims expense ratio (1)	60.8	57.3		60.7	59.9
Expense ratio	24.1	24.0		24.3	23.9
Combined ratio	84.9	81.3		85.0	83.8

Effect of catastrophe losses on combined ratio	2.2	3.8		2.3	2.7

Effect of restructuring and related charges on combined ratio	0.1	0.2		0.2	0.2

Discontinued Lines and Coverages Underwriting Summary
Premiums written	$—	$1	(100.0)	$1	$2	(50.0)
Premiums earned	$(3)	$2	—	$(1)	$3	(133.3)
Claims and claims expense	20	318	(93.7)	28	322	(91.3)
Operating costs and expenses	2	3	(33.3)	5	5	—
Underwriting loss	$(25)	$(319)	92.2	$(34)	$(324)	89.5

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	0.3	5.0		0.3	2.5

(1)      For the three months ended June 30, 2005, claims and claims expense and claims and claims expense ratio includes the effect of $120 million or 1.8 points related to an accrual for an anticipated settlement of a worker classification lawsuit challenging the overtime exemption claimed by the Company under California wage and hour laws.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions)	Est. 2005	2004	Percent Change	Est. 2005	2004	Percent Change

Allstate brand
Standard auto	$3,736	$3,548	5.3	$7,534	$7,155	5.3
Non-standard auto	402	454	(11.5)	828	927	(10.7)
Auto	4,138	4,002	3.4	8,362	8,082	3.5

Involuntary auto	45	78	(42.3)	98	138	(29.0)
Commercial lines	249	243	2.5	482	472	2.1
Homeowners	1,612	1,491	8.1	2,870	2,652	8.2
Other personal lines	392	374	4.8	716	698	2.6

	6,436	6,188	4.0	12,528	12,042	4.0
Encompass brand
Standard auto	313	325	(3.7)	595	605	(1.7)
Non-standard auto (Deerbrook)	30	39	(23.1)	62	82	(24.4)
Auto	343	364	(5.8)	657	687	(4.4)

Involuntary auto	15	11	36.4	27	23	17.4
Homeowners	165	147	12.2	300	266	12.8
Other personal lines	34	30	13.3	62	54	14.8

	557	552	0.9	1,046	1,030	1.6

Allstate Protection	6,993	6,740	3.8	13,574	13,072	3.8

Discontinued Lines and Coverages	—	1	(100.0)	1	2	(50.0)

Property-Liability (1)	$6,993	$6,741	3.7	$13,575	$13,074	3.8

Allstate Protection
Standard auto	$4,049	$3,873	4.5	$8,129	$7,760	4.8
Non-standard auto	432	493	(12.4)	890	1,009	(11.8)
Auto	4,481	4,366	2.6	9,019	8,769	2.9

Involuntary auto	60	89	(32.6)	125	161	(22.4)
Commercial lines	249	243	2.5	482	472	2.1
Homeowners	1,777	1,638	8.5	3,170	2,918	8.6
Other personal lines	426	404	5.4	778	752	3.5

	$6,993	$6,740	3.8	$13,574	$13,072	3.8

(1)       In the second quarter of 2005, growth in premiums written was negatively impacted by reinsurance transactions totaling 0.8%.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

ANNUAL IMPACT OF NET RATE CHANGES APPROVED ON PREMIUMS WRITTEN (1)

	Three Months Ended June 30, 2005 (Est.)
	Number of States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto (4)	9	—	0.1
Non-standard auto	2	(0.2)	(4.3)
Homeowners	3	0.2	5.2

Encompass brand
Standard auto	6	0.2	2.3
Homeowners	9	0.3	2.1

	Six Months Ended June 30, 2005 (Est.)
	Number of States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto (4)	15	0.2	0.6
Non-standard auto	3	(0.2)	(3.9)
Homeowners	8	0.4	5.0

Encompass brand
Standard auto	15	0.3	0.9
Homeowners	15	0.7	2.8

(1)       Rate increases that are indicated based on a loss trend analysis to achieve a targeted return, will continue to be pursued in all locations and for all products.

(2)       Represents the impact in the states where rate changes were approved during the second quarter of 2005 as a percentage of total countrywide year-end premiums written.

(3)       Represents the impact in the states where rate changes were approved during the second quarter of 2005 as a percentage of total year-end premiums written in those states.

(4)       Excluding the impact of a rate reduction in the state of New York effective July 2005, the countrywide rate change is 0.3% for the quarter and 0.5% for the first six months, and the state specific rate change is 3.7% for the quarter and 3.4% for the first six months.

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended June 30,
	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004
($ in millions)	Premiums Earned		Loss Ratio (2)		Effect of Catastrophe Losses on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$3,743	$3,547	66.5	60.6	0.4	1.6	24.3	24.1
Non-standard auto	416	466	54.6	52.4	0.3	1.1	21.6	19.9
Auto	4,159	4,013	65.3	59.7	0.4	1.6	24.0	23.6

Homeowners	1,435	1,319	45.7	47.0	5.1	11.1	22.2	21.6
Other (1)	630	619	63.0	59.6	6.5	2.7	25.6	27.0

Total Allstate brand	6,224	5,951	60.6	56.9	2.1	3.9	23.7	23.5

Encompass brand
Standard auto	297	300	64.0	54.3	(0.3)	1.6	28.9	29.3
Non-standard auto (Deerbrook)	32	42	78.1	76.2	—	—	28.2	23.8
Auto	329	342	65.3	57.0	(0.4)	1.4	28.9	28.7

Homeowners	144	130	54.2	69.2	9.1	10.7	29.1	30.0
Other (1)	42	35	71.4	97.2	2.4	2.9	26.2	31.4

Total Encompass brand	515	507	62.7	62.9	2.5	3.9	28.8	29.2

Allstate Protection	$6,739	$6,458	60.8	57.3	2.2	3.8	24.1	24.0

	Six Months Ended June 30,
	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004
($ in millions)	Premiums Earned		Loss Ratio (2)		Effect of Catastrophe Losses on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$7,434	$7,033	65.7	63.7	0.6	0.6	24.3	23.8
Non-standard auto	841	940	58.6	57.4	0.3	0.6	21.3	19.8
Auto	8,275	7,973	64.9	63.0	0.5	0.7	24.0	23.3

Homeowners	2,860	2,619	47.8	47.8	6.6	9.2	22.5	22.1
Other (1)	1,259	1,223	60.9	61.3	4.3	2.4	25.7	26.9

Total Allstate brand	12,394	11,815	60.6	59.4	2.3	2.7	23.8	23.5

Encompass brand
Standard auto	598	600	63.9	61.5	—	0.8	30.7	29.3
Non-standard auto (Deerbrook)	66	85	77.3	77.6	—	—	28.8	25.9
Auto	664	685	65.2	63.5	—	0.7	30.6	28.9

Homeowners	283	258	54.1	63.6	7.5	8.6	30.0	30.2
Other (1)	80	70	70.0	91.4	3.7	2.8	27.5	30.0

Total Encompass brand	1,027	1,013	62.5	65.5	2.3	2.9	30.2	29.3

Allstate Protection	$13,421	$12,828	60.7	59.9	2.3	2.7	24.3	23.9

(1)          Other includes involuntary auto, commercial lines and other personal lines.

(2)          Loss Ratio comparisons on this exhibit are impacted by the relative level of prior year reserve reestimates.  Please refer to the “Effect of Pretax Prior Year Reserve Reestimates on the Combined Ratio” table (page 15) for detailed reserve reestimate information.  The Total Allstate brand combined ratio comparisons to prior period are adversely impacted by 4.3 points for the three months ending June 30 and 1.9 points for the six months ending June 30.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended June 30,
	Pretax Reserve Re-estimates (1)		Effect of Pretax Reserve Re-estimates on the Combined Ratio
($ in millions)	Est. 2005	2004	Est. 2005	2004

Auto	$(132)	$(310)	(2.0)	(4.8)
Homeowners	(3)	(105)	—	(1.6)
Other	23	20	0.3	0.3

Allstate Protection	(112)	(395)	(1.7)	(6.1)

Discontinued Lines and Coverages	20	318	0.3	4.9

Property-Liability	$(92)	$(77)	(1.4)	(1.2)

Allstate brand	$(123)	$(397)	(1.8)	(6.1)
Encompass brand	11	2	0.1	—

Allstate Protection	$(112)	$(395)	(1.7)	(6.1)

	Six Months Ended June 30,
	Pretax Reserve Re-estimates (1)		Effect of Pretax Reserve Re-estimates on the Combined Ratio
($ in millions)	Est. 2005	2004	Est. 2005	2004

Auto	$(225)	$(357)	(1.7)	(2.8)
Homeowners	8	(107)	0.1	(0.8)
Other	17	17	0.1	0.1

Allstate Protection	(200)	(447)	(1.5)	(3.5)

Discontinued Lines and Coverages	28	322	0.2	2.5

Property-Liability	$(172)	$(125)	(1.3)	(1.0)

Allstate brand	$(210)	$(449)	(1.6)	(3.5)
Encompass brand	10	2	0.1	—

Allstate Protection	$(200)	$(447)	(1.5)	(3.5)

(1)       Favorable reserve reestimates are shown in parentheses.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions)	Est. 2005	2004	Percent Change	Est. 2005	2004	Percent Change

Life Products (1)
Interest-sensitive life	$368	$358	2.8	$727	$720	1.0
Traditional	77	97	(20.6)	149	179	(16.8)
Other	104	103	1.0	207	184	12.5
	549	558	(1.6)	1,083	1,083	—

Annuities
Fixed annuities - deferred	1,397	1,518	(8.0)	2,922	2,602	12.3
Fixed annuities - immediate	180	182	(1.1)	474	388	22.2
Variable annuities	459	439	4.6	863	890	(3.0)
	2,036	2,139	(4.8)	4,259	3,880	9.8

Institutional Products
Indexed funding agreements	—	—	—	—	1	(100.0)
Funding agreements backing medium-term notes	1,325	1,498	(11.5)	2,423	2,598	(6.7)
	1,325	1,498	(11.5)	2,423	2,599	(6.8)

Bank Deposits	122	89	37.1	246	177	39.0

Total	$4,032	$4,284	(5.9)	$8,011	$7,739	3.5

(1)      To conform to current period presentations, certain prior period balances have been reclassified.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	June 30, 2005 (Est.)	December 31, 2004

Assets
Investments
Fixed income securities, at fair value (amortized cost $96,200 and $90,657)	$101,685	$95,715
Equity securities, at fair value (cost $4,579 and $4,566)	5,784	5,895
Mortgage loans	8,200	7,856
Short-term	3,436	4,133
Other	1,763	1,931
Total investments (1)	120,868	115,530

Cash	365	414
Premium installment receivables, net	4,848	4,721
Deferred policy acquisition costs	5,128	4,968
Reinsurance recoverables, net	4,244	4,323
Accrued investment income	1,065	1,014
Property and equipment, net	1,027	1,018
Goodwill	825	825
Other assets	2,232	2,535
Separate Accounts	14,341	14,377
Total assets	$154,943	$149,725

Liabilities
Reserve for property-liability insurance claims and claims expense	$18,795	$19,338
Reserve for life-contingent contract benefits	12,637	11,754
Contractholder funds	59,182	55,709
Unearned premiums	10,083	9,932
Claim payments outstanding	662	787
Other liabilities and accrued expenses	11,118	9,842
Deferred income taxes	614	829
Short-term debt	9	43
Long-term debt	5,178	5,291
Separate Accounts	14,341	14,377
Total liabilities	132,619	127,902

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 661 million and 683 million shares outstanding	9	9
Additional capital paid-in	2,798	2,685
Retained income	25,886	24,043
Deferred compensation expense	(143)	(157)
Treasury stock, at cost (239 million and 217 million shares)	(8,682)	(7,372)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	2,836	2,988
Unrealized foreign currency translation adjustments	9	16
Minimum pension liability adjustment	(389)	(389)
Total accumulated other comprehensive income	2,456	2,615
Total shareholders’ equity	22,324	21,823
Total liabilities and shareholders’ equity	$154,943	$149,725

(1)      Total investments includes $40,459 for Property-Liability, $77,396 for Allstate Financial and $3,013 for Corporate and Other investments at June 30, 2005.  Total investments includes $40,267 for Property-Liability, $72,530 for Allstate Financial and $2,733 for Corporate and Other investments at December 31, 2004.

Definitions of GAAP Operating Ratios

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned.  Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.

Combined Ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.  The difference between 100% and the combined ratio represents underwriting income as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned.  The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Effect of catastrophe losses on combined ratio is the percentage of catastrophe losses included in claims and claims expenses to premiums earned.

Effect of pretax reserve reestimates on combined ratio is the percentage of pretax reserve reestimates included in claims and claims expense to premiums earned.

Effect of restructuring and related charges on combined ratio is the percentage of restructuring and related charges to premiums earned.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is income before cumulative effect of change in accounting principle, after-tax, excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments which are reported with realized capital gains and losses but included in operating income,

•      amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses,

•      (loss) gain on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income to evaluate our results of operations.  It reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, (loss) gain on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and (loss) gain on disposition of operations may vary significantly between periods and are generally driven by business decisions and economic developments such as market conditions, the timing of which is unrelated to the insurance underwriting process.  Moreover, we reclassify periodic settlements on non-hedge derivative instruments into operating income to report them in a manner consistent with the economically hedged investments, replicated assets or product attributes (e.g. net investment income and interest credited to contractholder funds) and by doing so, appropriately reflect trends in product performance.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  We use adjusted measures of operating income and operating income per diluted share in incentive compensation.  Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following table reconciles operating income and net income for the three months and six months ended June 30, 2005 and 2004.

For the three months ended June 30,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004

Operating income	$1,002	$936	$137	$126	$1,117	$1,036	$1.66	$1.47

Realized capital gains and losses	109	109	24	(61)	133	41
Income tax benefit (expense)	(38)	(38)	(9)	18	(46)	(18)

Realized capital gains and losses, after-tax	71	71	15	(43)	87	23	0.12	0.03
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(43)	(3)	(43)	(3)	(0.06)	(0.01)
Non-recurring increase in liability for future benefits, after-tax	—	—	—	—	—	—	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(10)	(7)	(10)	(7)	(0.01)	—
Loss on disposition of operations, after-tax	—	—	(2)	(15)	(2)	(15)	—	(0.02)

Income before cumulative effect of change in accounting principle, after-tax	1,073	1,007	97	58	1,149	1,034	1.71	1.47
Cumulative effect of change in accounting principle, after-tax	—	—	—	—	—	—	—	—

Net income (loss)	$1,073	$1,007	$97	$58	$1,149	$1,034	$1.71	$1.47

For the six months ended June 30,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004

Operating income	$2,021	$1,848	$286	$258	$2,257	$2,056	$3.33	$2.91

Realized capital gains and losses	222	300	25	(84)	249	211
Income tax benefit (expense)	(73)	(97)	(9)	27	(82)	(68)

Realized capital gains and losses, after-tax	149	203	16	(57)	167	143	0.24	0.20
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(104)	(13)	(104)	(13)	(0.15)	(0.02)
Non-recurring increase in liability for future benefits, after-tax	—	—	(22)	—	(22)	—	(0.03)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(22)	(11)	(22)	(11)	(0.03)	(0.01)
Loss on disposition of operations, after-tax	—	—	(4)	(17)	(4)	(17)	(0.01)	(0.02)

Income before cumulative effect of change in accounting principle, after-tax	2,170	2,051	150	160	2,272	2,158	3.35	3.06
Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)	—	(175)	—	(0.25)

Net income (loss)	$2,170	$2,051	$150	$(15)	$2,272	$1,983	$3.35	$2.81

In this press release, we provide guidance on operating income per diluted share for 2005 (assuming a level of average expected catastrophe losses used in pricing for the remainder of the year).  A reconciliation of this measure to net income is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses including periodic settlements and accruals on non-hedge derivative instruments, which can vary substantially from one period to another and may have a significant impact on net income.  Because a forecast of realized capital gains and losses is not possible, neither is a forecast of the effects of amortization of DAC and DSI on realized capital gains and losses nor income taxes.  The other reconciling items between operating income and net income on a forward-looking basis are a non-recurring increase in liability for future benefits, after-tax, loss on disposition of operations, after-tax, and cumulative effect of changes in accounting principle, after-tax, which we assume to be zero for the remainder of the year.

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income to net income is provided in the Segment Results table.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-month period, after excluding the effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity. We believe that this measure is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management:  the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of change in accounting principle, and non-recurring items that are not indicative of our business or economic trends. Return on equity is the most directly comparable GAAP measure.  The following table shows the reconciliation.

	For the twelve months ended June 30,
($ in millions)	Est. 2005	2004

Return on equity
Numerator:
Net income	$3,470	$3,435

Denominator:
Beginning shareholders’ equity	20,683	19,299
Ending shareholders’ equity	22,324	20,683
Average shareholders’ equity	$21,504	$19,991
ROE	16.1%	17.2%

	For the twelve months ended June 30,
($ in millions)	Est. 2005	2004

Operating income return on equity
Numerator:
Operating income	$3,292	$3,446

Denominator:
Beginning shareholders’ equity	20,683	19,299
Unrealized net capital gains	2,035	3,491
Adjusted beginning shareholders’ equity	18,648	15,808

Ending shareholders’ equity	22,324	20,683
Unrealized net capital gains	2,836	2,035
Adjusted ending shareholders’ equity	19,488	18,648
Average shareholders’ equity	$19,068	$17,228
ROE	17.3%	20.0%

Book value per diluted share excluding the net impact of unrealized net capital gains on fixed income securities is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the net impact of unrealized net capital gains on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per diluted share is the most directly comparable GAAP ratio.

We use the trend in book value per diluted share excluding unrealized net capital gains on fixed income securities in conjunction with book value per diluted share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per diluted share excluding unrealized net capital gains on fixed income securities is a measure commonly used by insurance investors as a valuation technique.  Book value per diluted share excluding unrealized net capital gains on fixed income securities should not be considered as a substitute for book value per diluted share and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of June 30,
(in millions, except per share data)	Est. 2005	2004

Book value per diluted share
Numerator:
Shareholders’ equity	$22,324	$20,683

Denominator:
Shares outstanding and dilutive potential shares outstanding	666.7	699.9
Book value per diluted share	$33.48	$29.55

Book value per diluted share, excluding the net impact of unrealized net capital gains on fixed income securities
Numerator:
Shareholders’ equity	$22,324	$20,683
Unrealized net capital gains on fixed income securities	2,059	1,271
Adjusted shareholders’ equity	$20,265	$19,412

Denominator:
Shares outstanding and dilutive potential shares outstanding	666.7	699.9
Book value per diluted share, excluding the net impact of unrealized net capital gains on fixed income securities	$30.40	$27.74

Gross margin represents life and annuity premiums and contract charges and net investment income, less contract benefits and interest credited to contractholder funds.  We use gross margin as a component of our evaluation of the profitability of Allstate Financial’s life insurance and financial product portfolio.  Additionally, for many of our products, including fixed annuities, variable life and annuities, and interest-sensitive life insurance, the amortization of DAC and DSI is determined based on actual and expected gross margin.  Gross margin is comprised of three components that are utilized to further analyze the business; they include the investment margin, benefit margin, and contract charges and fees.  We believe gross margin and its components are useful to investors because they allow for the evaluation of income components separately and in the aggregate when reviewing performance.  Gross margin, investment margin and benefit margin should not be considered as a substitute for net income and do not reflect the overall profitability of the business.  Net income is the GAAP measure that is most directly comparable to these margins.  Gross margin is reconciled to Allstate Financial’s GAAP net income in the following table.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2005	2004	Est. 2005	2004

Life and annuity premiums and contract charges	$499	$504	$1,020	$1,000
Net investment income	946	833	1,864	1,654
Periodic settlements and accruals on non-hedge derivative instruments	16	12	35	18
Contract benefits	(403)	(378)	(814)	(773)
Interest credited to contractholder funds(1)	(570)	(473)	(1,122)	(929)
Gross margin	488	498	983	970

Amortization of DAC and DSI	(130)	(125)	(259)	(255)
Operating costs and expenses	(152)	(177)	(312)	(322)
Restructuring and related charges	—	(4)	—	(4)
Income tax expense	(69)	(66)	(126)	(131)
Realized capital gains and losses, after-tax	15	(43)	16	(57)
DAC and DSI amortization relating to capital gains and losses, after-tax	(43)	(3)	(104)	(13)
Non-recurring increase in liability for future benefits, after-tax	—	—	(22)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(7)	(22)	(11)
Loss on disposition of operations, after-tax	(2)	(15)	(4)	(17)
Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)
Allstate Financial net income	$97	$58	$150	$(15)

(1)          Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled $15 million in the second quarter of 2005 and $54 million for the first six months of 2005 compared to $7 million in the second quarter of 2004 and $21 million in the first six months of 2004.

Investment margin is a component of gross margin.  Investment margin represents the excess of net investment income over interest credited to contractholder funds and the implied interest on life contingent immediate annuities included in Allstate Financial’s reserve for life-contingent contract benefits.  We use investment margin to evaluate Allstate Financial’s profitability related to the difference between investment returns on assets supporting certain products and the amounts credited to customers (“spread”) during a fiscal period.

Benefit margin is a component of gross margin.  Benefit margin represents life and life-contingent immediate annuity premiums, cost of insurance contract charges and variable annuity fees for contract guarantees less contract benefits.  Benefit margin excludes the implied interest on life-contingent immediate annuities, which is included in the calculation of investment margin.  We use benefit margin to evaluate Allstate Financial’s underwriting performance, as it reflects the profitability of our products with respect to mortality or morbidity risk during a fiscal period.

The components of gross margin are reconciled to the corresponding financial statement line items in the following tables.

	Three Months Ended June 30,
	Investment Margin		Benefit Margin		Contract Charges and Fees		Gross Margin
(in millions)	Est. 2005	2004 (2)	Est. 2005	2004 (2)	Est. 2005	2004 (2)	Est. 2005	2004

Life and annuity premiums	$—	$—	$222	$252	$—	$—	$222	$252
Contract charges	—	—	155	138	122	114	277	252
Net investment income	946	833	—	—	—	—	946	833
Periodic settlements and accruals on non-hedge derivative instruments	16	12	—	—	—	—	16	12
Contract benefits	(129)	(126)	(274)	(252)	—	—	(403)	(378)
Interest credited to contractholder funds(1)	(570)	(473)	—	—	—	—	(570)	(473)
	$263	$246	$103	$138	$122	$114	$488	$498

(1)          Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled $15 million in the second quarter of 2005 and $7 million in the second quarter of 2004.

(2)          Prior periods have been restated to conform to current period presentations.  In connection therewith, fees related to guaranteed minimum death, accumulation, withdrawal and income benefits on variable annuities have been reclassified to benefit margin from maintenance charges.  Additionally, amounts previously presented as maintenance charges and surrender charges are now presented in the aggregate as contract charges and fees.  Further, the Allstate Workplace Division margins were conformed.  These reclassifications did not result in a change in gross margin.

	Six Months Ended June 30,
	Investment Margin		Benefit Margin		Contract Charges and Fees		Gross Margin
(in millions)	Est. 2005	2004 (2)	Est. 2005	2004 (2)	Est. 2005	2004 (2)	Est. 2005	2004

Life and annuity premiums	$—	$—	$471	$498	$—	$—	$471	$498
Contract charges	—	—	307	273	242	229	549	502
Net investment income	1,864	1,654	—	—	—	—	1,864	1,654
Periodic settlements and accruals on non-hedge derivative instruments	35	18	—	—	—	—	35	18
Contract benefits	(263)	(258)	(551)	(515)	—	—	(814)	(773)
Interest credited to contractholder funds(1)	(1,122)	(929)	—	—	—	—	(1,122)	(929)
	$514	$485	$227	$256	$242	$229	$983	$970

(1)          Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.

Amortization of DSI totaled $54 million in the first six months of 2005 and $21 million in the first six months of 2004.

(2)          Prior periods have been restated to conform to current period presentations.  In connection therewith, fees related to guaranteed minimum death, accumulation, withdrawal and income benefits on variable annuities have been reclassified to benefit margin from maintenance charges.  Additionally, amounts previously presented as maintenance charges and surrender charges are now presented in the aggregate as contract charges and fees.  Further, the Allstate Workplace Division margins were conformed.  These reclassifications did not result in a change in gross margin.

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position. A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2005	2004	Est. 2005	2004

Premiums written	$6,993	$6,741	$13,575	$13,074
Change in Property-Liability unearned premiums	(264)	(288)	(155)	(246)
Other	7	7	—	3
Premiums earned	$6,736	$6,460	$13,420	$12,831

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2005	2004	Est. 2005	2004

Total Premiums and deposits	$4,032	$4,284	$8,011	$7,739
Deposits to contractholder funds	(3,438)	(3,704)	(6,831)	(6,560)
Deposits to separate accounts	(379)	(323)	(722)	(690)
Change in unearned premiums and other adjustments	7	(5)	13	9
Life and annuity premiums(1)	$222	$252	$471	$498

(1)     Life and annuity contract charges in the amount of est. $277 million and $252 million for the three months ended June 30, 2005 and 2004, respectively, and est. $549 million and $502 million for the six months ended June 30, 2005 and 2004, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Condensed Consolidated Statements of Operations line item life and annuity premiums and contract charges.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes annual premiums on new insurance policies, initial premiums and deposits on annuities, net new deposits in the Allstate Bank, sales of other companies’ mutual funds, and excludes renewal premiums.  New sales of financial products by Allstate exclusive agencies for the second quarter of 2005 and second quarter of 2004 totaled est. $588 million and $518 million, respectively.  New sales of financial products by Allstate exclusive agencies for the six months ended June 30, 2005 and 2004 totaled est. $1.10 billion and $1.01 billion, respectively.

Forward Looking Statements

This press release contains forward-looking statements about our operating income for 2005.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected in the forward-looking statements for a variety of reasons:

•                  Actual levels of PIF may be lower than projected if we are not able to maintain our expected retention levels and new business levels due to competitive pressures.

•                  Loss costs in our Property-Liability business, including losses due to catastrophes such as hurricanes and earthquakes, may exceed management’s projections.  In particular, losses due to catastrophes may exceed the average expected level used in pricing.

•                  If we are unable to obtain regulatory approval of rate increases in a timely manner and at adequate levels to cover reinsurance costs, we may refrain from writing new homeowners policies or non-renew homeowners policies in certain markets.  In turn, such steps could possibly lead to a decline in standard auto PIF.

•                  Claim frequency could be higher than expected.

•                  Lower than projected interest rates and equity market returns could decrease consolidated net investment income, increase DAC amortization, reduce contract charges, investment margins and the profitability of the Allstate Financial segment.

•                  Higher than projected interest rates could increase surrenders and withdrawals, increase DAC amortization and reduce the competitive position and profitability of the Allstate Financial segment.

•                  Results from the management and review of our portfolios could cause lower than expected net investment income.

We undertake no obligation to publicly correct or update any forward-looking statements.  Our estimate of average expected catastrophe losses for the remainder of the year includes expected losses from Hurricane Dennis.  This press release contains unaudited financial information.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer.  Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through nearly 13,600 exclusive agencies and financial professionals in the U.S. and Canada.  Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800-Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agencies.  Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

We post an investor supplement on our web site. You can access it by going to allstate.com and clicking on “Investor Relations.” From there, go to the “Quarterly Investor Info” button.  We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:

Michael Trevino

Media Relations

(847) 402-5600

Robert Block, Larry Moews, Phil Dorn

Investor Relations

(847) 402-2800

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